Exhibit 99.2

March 21, 2011

Dear SWS Group Employees:

I am pleased to announce that SWS Group has entered into a definitive Funding Agreement with Hilltop Holdings Inc. and Oak Hill Capital Partners, under which each firm has agreed to invest $50 million in our Company. Additional details can be found in the press release we issued, which is attached.

Hilltop, a public holding company, and Oak Hill Capital, a private equity company, have extensive experience working with financial institutions, hold a long-term investment perspective, and are ideal partners for SWS Group. Both firms conducted extensive due diligence of our company and are confident in our long-term growth potential. To that end, the company will provide each of Hilltop and Oak Hill Capital with the right to acquire up to approximately 17% of our common stock and each of Hilltop and Oak Hill Capital will be entitled to one seat on our Board of Directors. Gerald J. Ford is the Hilltop representative expected to join the Board and J. Taylor Crandall is the Oak Hill Capital representative. We expect the transaction to close in the third calendar quarter of 2011.

This strategic partnership is exciting for many reasons. First, the investments will allow us to address the challenges at Southwest Securities, FSB. We believe that the $100 million capital raise will address the asset quality issues at the bank while adhering to the increased capital requirements imposed by the Office of Thrift Supervision’s Cease and Desist Order. In addition, the financial services expertise of Hilltop and Oak Hill Capital will allow us to focus on the opportunities to grow all areas of our business.

We believe with Hilltop and Oak Hill Capital we have the strategic partners in place to help us achieve our potential as we continue to execute on our long-term strategic plan.

Today’s announcement represents an important next step in our ongoing efforts to strengthen our company and bank, and it could not have happened without your hard work and dedication. The investments by Hilltop and Oak Hill Capital are also investments in each of you and the crucial role you will continue to play in our success.

Thank you for your hard work, support and focus as we move forward and work to realize SWS Group’s potential.

Sincerely,

/s/ James H. Ross

President and Chief Executive Officer

Forward Looking Statements

Certain information contained in this document may include “forward-looking statements.” These forward-looking statements relate to the Company’s plans for raising capital, including the closing of the transaction described in this document. Such statements also relate to the potential success of the Company’s future plans to strengthen its balance sheet. There can be no assurance that the Company will be able to achieve its goals, close on the transaction with investors and obtain required capital, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by the forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in or implied by the forward-looking statements include, but are not limited to, (1) our ability to complete the transaction announced today, (2) our ability to attract new deposits and loans; (3) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity; (5) market interest rate volatility; (6) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of our Order to Cease and Desist entered into with the Office of Thrift Supervision; and (7) changes in accounting standards and interpretations. For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Forward- Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended June 25, 2010 and other filings with the Securities and Exchange Commission (the “SEC”).

Additional Information

SWS Group will be filing a proxy statement with the SEC with respect to the issuance of the warrant in the proposed transaction. Shareholders of SWS Group are urged to read the proxy statement when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final proxy statement will be mailed to stockholders of SWS Group. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov, or by contacting SWS Group at (214) 859-1800.

Participants

SWS Group and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information concerning SWS Group’s executive officers and directors is set forth in its definitive proxy statement filed with the SEC on October 8, 2010. Additional information regarding the interests of participants of SWS Group in the solicitation of proxies in respect of the transaction will be included in the above-referenced proxy statement when it becomes available. You can obtain free copies of these documents from SWS Group using the contact information above.